Exhibit 99.1

IRON MOUNTAIN INCORPORATED

2014 SPECIAL DISTRIBUTION ELECTION FORM

ALL STOCKHOLDER ELECTIONS MUST BE RECEIVED BY COMPUTERSHARE INVESTOR SERVICES BY 5:00 P.M., EASTERN TIME, ON FRIDAY, OCTOBER 24, 2014 (THE “ELECTION DEADLINE”).  ELECTIONS MAY BE SUBMITTED OR RESUBMITTED AT ANY TIME PRIOR TO THE ELECTION DEADLINE BUT NOT THEREAFTER.  IF YOU DO NOT RETURN THE ENCLOSED ELECTION FORM BY THE ELECTION DEADLINE, YOU WILL RECEIVE YOUR DIVIDEND IN COMMON SHARES.

Why am I receiving this document and the attached election form?

You have received this letter and the enclosed election form because our records indicate that you owned shares of common stock, par value $0.01 per share (“Common Shares”), of Iron Mountain Incorporated, a Delaware corporation (the “Company” or “we”), as of the close of business on September 30, 2014 (the “Record Date”).  On September 15, 2014, in connection with the Company’s conversion to a real estate investment trust (“REIT”), our Board of Directors (the “Board”) declared a special dividend (the “2014 Special Distribution”) of $700.0 million on our Common Shares, payable in the form of either Common Shares or cash to, and at the election of, the stockholders of record as of the Record Date.  This document provides you with information about the 2014 Special Distribution and contains an election form that you should complete to indicate whether you wish to receive your pro rata portion of the 2014 Special Distribution in cash or Common Shares, as further described below.

Why is the Company paying the 2014 Special Distribution and when will the 2014 Special Distribution be paid?

For the Company to be eligible to qualify for taxation as a REIT for federal income tax purposes effective for its taxable year commencing January 1, 2014, we must distribute to our stockholders, on or before December 31, 2014, our previously undistributed earnings and profits (“E&P”) attributable to all taxable periods ending on or prior to December 31, 2013 (our “Pre-2014 Accumulated E&P”).  On November 21, 2012, we made our first special distribution of $700.0 million.  The total value of the 2014 Special Distribution of $700.0 million is in an amount approximating our Pre-2014 Accumulated E&P remaining on January 1, 2014, plus certain items of taxable income that we expect to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits repatriated as dividend income.

We expect to pay the 2014 Special Distribution on November 4, 2014.

Will I receive the 2014 Special Distribution in Common Shares or Cash?

You have the right to elect, prior to the Election Deadline, to be paid your pro rata portion of the 2014 Special Distribution all in Common Shares (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the 2014 Special Distribution will be limited to a maximum of $140.0 million (the “Cash Amount”), with the balance of the 2014 Special Distribution payable in the form of Common Shares.  If you fail to timely return a properly completed election form before the Election Deadline, you will be deemed to have made a Share Election, meaning an election to receive your pro rata portion of the 2014 Special Distribution all in Common Shares.

There is no limit on the aggregate value of the 2014 Special Distribution that will be issued in Common Shares.  So, for example, if all stockholders make a Share Election, we will issue the full amount of the 2014 Special Distribution in Common Shares.  If the Cash Amount is fully subscribed, the total number of Common Shares to be issued in the 2014 Special Distribution will be determined by dividing $560.0 million by the average closing price per share of our Common Shares on the New York Stock Exchange on the three trading days following the date of the Election Deadline. Based on a price of $31.90 per Common Share (the last reported sale price of our Common Shares on September 26, 2014 on the New York Stock Exchange), if the Cash Amount is fully subscribed, we estimate that approximately 17.55 million Common Shares will be issued in the 2014 Special Distribution, or approximately 0.091 new Common Shares for each outstanding Common Share.  The actual number of Common Shares issued will depend on the number of stockholders who make the Cash Election as well as the price of our Common Shares on the valuation dates, and could vary substantially from this estimate.  We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the Cash Amount.

All Common Shares issued in connection with the 2014 Special Distribution will be issued in book-entry form, regardless of whether the Common Shares you currently own are in book-entry form or represented by a physical certificate.

Because the Cash Amount is limited to $140.0 million, the actual amount of cash that will be paid to stockholders who make the Cash Election may depend upon whether the aggregate amount of all Cash Elections exceeds the Cash Amount. If the aggregate amount of stockholder Cash Elections exceeds the Cash Amount, the payment of such Cash Election will be made on a pro rata basis to stockholders making the Cash Election such that the aggregate amount paid in cash to all stockholders equals the Cash Amount. As a result, if you choose to be paid the 2014 Special Distribution in cash and the total amount of Cash Elections by all stockholders would exceed the Cash Amount, you will not receive your entire dividend in the form of cash, despite your election to receive all cash. Instead, you will receive a portion, but not less than 20%, in cash and the remaining portion in Common Shares, subject to rounding and other minor adjustments. The number of Common Shares you will receive will be based on the average closing price per Common Share on the New York Stock Exchange on the three trading days following the Election Deadline. All cash payments to which a stockholder is entitled will be rounded up to the nearest penny.

Will the 2014 Special Distribution satisfy the requirement that the Company distribute its Pre-2014 Accumulated E&P for it to be eligible to elect REIT status effective January 1, 2014?

We intend that the 2014 Special Distribution, together with our all-cash dividends paid in 2014, will result in our fully distributing both our Pre-2014 Accumulated E&P remaining on January 1, 2014 and our 2014 taxable income (including the extraordinary items of taxable income discussed above).

How do I make an election to receive cash or Common Shares with respect to the 2014 Special Distribution?

We have enclosed an election form with this letter so that you can inform us whether you want to receive your pro rata portion of the 2014 Special Distribution in cash or Common Shares.  You may only elect one method of payment for the 2014 Special Distribution with respect to all Common Shares you own as of the Record Date.  If you want to elect the Share Election or the Cash Election, complete and sign the election form and deliver it to Computershare Investors Services, the election agent (“Computershare”), in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on October 24, 2014. The submission of an election form with respect to the 2014 Special Distribution will constitute the electing holder’s representation and warranty that such holder has full power and authority to make such election.

If you do not return a properly completed election form before the Election Deadline, then you will be deemed to have made a Share Election and will receive your pro rata portion of the 2014 Special Distribution in Common Shares (with the exception of cash in lieu of any fractional share). Your election is revocable until the Election Deadline. You may revoke your election before the Election Deadline by submitting a new, properly completed election form bearing a later date than your previously submitted election form.

We will resolve in our sole discretion any question as to the validity, form, eligibility (including time of receipt) and acceptance by us of any election form for the 2014 Special Distribution and our decision regarding any such questions will be final and binding. We reserve the absolute right to reject, in our sole discretion, any and all election forms that we decide are not in proper form, not received by the Election Deadline, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular stockholder, whether or not similar defects or irregularities are waived for other stockholders. No valid election will be deemed to have been made until all defects or irregularities have been cured or waived to our satisfaction. Neither we nor the election agent nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the 2014 Special Distribution will be final and binding.

What if my Common Shares are held in the name of a bank or broker?

If your shares are held in the name of a bank or broker, please promptly inform the bank or broker of your election.

Can I change my election?

Once made, a stockholder’s election is only revocable by returning a new, properly completed election form, bearing a later date than your previously submitted election form, prior to the Election Deadline. After the Election Deadline, a stockholder election will be irrevocable. Stockholders entitled to the 2014 Special Distribution who fail to make an election by the Election Deadline will receive all Common Shares in payment of the 2014 Special Distribution (with the exception of cash in lieu of any fractional share).

How should I send in my election form?

You should complete and sign the election form and deliver it to Computershare in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on October 24, 2014; however, the method of delivery of the election form is at the option and risk of the holder making the election. The delivery will be deemed made only when the election form is actually received by Computershare.

If I have questions about the election form, whom should I contact?

If you are a stockholder of record and have any questions about completing or submitting the election form, or need a new election form, please call our information agent, Computershare, at 866-289-9237 and +1 (201) 680-6578 for foreign calls.

Is there other information I should consider when making an election?

Before making your election, you are urged to read carefully our Annual Report on Form 10-K for the year ended December 31, 2013 (except for items 1, 2, 6, 7 and 15, which are contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2014), including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” our Quarterly Report for the quarter ended June 30, 2014, including the sections entitled “Risk Factors” and “Forward-Looking Statements,” and our Current Reports on Form 8-K dated June 25, 2014, August 4, 2014 and September 15, 2014, including the section in each entitled “Cautionary Note Regarding Forward Looking Statements,” each of which we have filed with the SEC, as updated by our subsequent filings with the SEC, as well as other documents we file with the SEC.

What are the material federal income tax consequences of the 2014 Special Distribution?

A stockholder receiving the 2014 Special Distribution will be treated for federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the stockholder had elected to receive, and actually did receive, all cash.  A stockholder that receives any Common Shares pursuant to the 2014 Special Distribution will generally have a tax basis in such shares equal to the amount such stockholder is treated as having received in the 2014 Special Distribution minus the amount of cash actually received, and the holding period in such shares will begin on the day following the payment of the 2014 Special Distribution.

As noted above, the total value of the 2014 Special Distribution of $700.0 million is in an amount approximating our Pre-2014 Accumulated E&P remaining on January 1, 2014, plus certain items of taxable income that we expect to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits repatriated as dividend income.  The amount distributed to a stockholder will be treated as a dividend for federal income tax purposes to the extent such amount is paid out of our available current or accumulated E&P.  To the extent the distribution to a stockholder exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a stockholder to the extent that it does not exceed the adjusted basis of the stockholder’s shares in respect of which the distribution was made, but rather, will reduce the adjusted basis of those shares.  To the extent that such excess distribution exceeds the adjusted basis of a stockholder’s shares, that excess is treated as capital gain income.  The particular federal income tax treatment of dividends, returns of capital, and capital gain income are described in further detail below.

Under a priority rule relating to our Pre-2014 Accumulated E&P (which we estimate to be approximately $325 million as of January 1, 2014) and any other C corporation earnings and profits to which we succeed, in general all these C corporation earnings and profits are specially allocated to our earliest possible distributions in the applicable taxable year, and only then is the balance of our earnings and profits for the taxable year allocated, generally proportionately, among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule.  For all these purposes, our distributions will include both cash distributions and any in kind distributions of property that we might make, including the entire 2014 Special Distribution.

The federal income tax consequences of the 2014 Special Distribution vary depending on whether you are a U.S. Holder or a non-U.S. Holder.  A U.S. Holder is, unless otherwise provided by an applicable tax treaty, any of the following:  (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws; (ii) an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to federal income taxation regardless of its source; and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations.  Conversely, a non-U.S. Holder is any person other than a U.S. Holder.  If a partnership (including any entity treated as a partnership for tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities and status of the partnership; a beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the 2014 Special Distribution.

If you are a U.S. Holder.  For noncorporate U.S. Holders, to the extent that your total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%.  For those noncorporate U.S. Holders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%.  However, because we are generally not subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, dividends on our Common Shares generally will not be eligible for such preferential tax rates, except that any distribution of C corporation E&P and any repatriated dividend income in respect of foreign earnings and profits from qualifying taxable REIT subsidiaries (“TRSs”) will potentially be eligible for these preferential tax rates, and these two exceptions are expected to be operative for our 2014 taxable year.  As a result, our ordinary dividends will generally be taxed at the higher federal income tax rates applicable to ordinary income, but our 2014 distributions (including the 2014 Special Distribution) will be eligible in part for the preferential tax rates.  To summarize, for our 2014 taxable year, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)                                 long-term capital gains, if any, recognized on the disposition of our Common Shares;

(2)                                 our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)                                 our dividends attributable to dividend income received by us from C corporations such as domestic TRSs and qualifying foreign TRSs (including foreign earnings and profits from qualifying TRSs repatriated as dividend income during our 2014 taxable year); and

(4)                                 our dividends attributable to our Pre-2014 Accumulated E&P or to earnings and profits that we inherit from C corporations.

Distributions in excess of current or accumulated E&P will not be taxable to a U.S. Holder to the extent that they do not exceed the U.S. Holder’s adjusted tax basis in the U.S. Holder’s stock, but will reduce the U.S. Holder’s basis in its stock.  To the extent that these excess distributions exceed a U.S. Holder’s adjusted basis in our stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. Holders at preferential maximum rates.

The preferential tax rates available to noncorporate U.S. Holders for dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend.  Also, for purposes of calculating this 61-day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our Common Shares, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our Common Shares, will not be counted toward the required holding period.

The 2014 Special Distribution is likely to be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its Common Shares. A noncorporate U.S. Holder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its Common Shares, to the extent of the extraordinary dividend.

The 2014 Special Distribution will not be eligible for the dividends-received deduction available to U.S. Holders that are domestic corporations.

U.S. Holders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which shall be calculated by including the 2014 Special Distribution), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Unless we or another applicable withholding agent have received from a U.S. Holder a properly executed IRS Form W-9 or a substantially similar form, 28% of the 2014 Special Distribution may be required to be withheld and remitted to the U.S. Internal Revenue Service (the “IRS”). To the extent that the cash portion of the 2014 Special Distribution to be received by a U.S. Holder is insufficient to satisfy any required backup withholding, the applicable withholding agent will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the U.S. Holder would otherwise receive, and the U.S. Holder may bear brokerage or other costs for this withholding procedure.

Foreign account withholding at a rate of 30% may apply to a U.S. Holder that holds our Common Shares through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements.  Non-U.S. Holders that hold our Common Shares through a non-United States intermediary are encouraged to consult with their tax advisor regarding foreign account tax compliance.

If you are a non-U.S. Holder.  The rules governing the United States federal income taxation of non-U.S. Holders are complex, and the following discussion is intended only as a summary of these rules.  For example, the following discussion does not address U.S. citizens or residents who have expatriated, non-U.S. Holders who are individuals present in the United States for 183 days or more during the taxable year and have a “tax home” in the United States, and other special classes of non-U.S. Holders.  If you are a non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of the United States federal income tax laws, including any tax return filing and other reporting requirements, with respect to your ownership of Common Shares and the payment of the 2014 Special Distribution.

In general, non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Common Shares. In cases where the dividend income from a non-U.S. Holder’s investment in our Common Shares is, or as described below, is deemed to be, effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, the non-U.S. Holder generally will be subject to U.S. tax at graduated rates in the same manner as U.S. Holders are taxed with respect to such dividends, and a corporate non-U.S. Holder may also be subject to the 30% branch profits tax. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder.

The portion of the 2014 Special Distribution received by non-U.S. Holders and paid out of our available E&P which is not effectively connected with a U.S. trade or business of the non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty.  To the extent that the cash portion of the 2014 Special Distribution to be received by a non-U.S. Holder is insufficient to satisfy the required withholding, the applicable withholding agent will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the non-U.S. Holder would otherwise receive, and the non-U.S. Holder may bear brokerage or other costs for this withholding procedure. To the extent the 2014 Special Distribution exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a non-U.S. Holder to the extent that it does not exceed the adjusted basis of the non-U.S. Holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those shares. To the extent that distributions in excess of our available E&P exceed the non-U.S. Holder’s adjusted basis in our shares, the distributions will give rise to tax liability if the non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of these shares as discussed below.  If withholding is applied to any portion of the 2014 Special Distribution that represents a return of capital, rather than a dividend out of our available E&P, the non-U.S. Holder must nevertheless reduce its tax basis in its shares in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

If our Common Shares do not constitute United States real property interests under sections 897 and 1445 of the Internal Revenue Code of 1986, as amended (“USRPIs”), as described below, then distributions by us in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares generally will not be subject to United States federal income taxation to non-U.S. Holders, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on such amounts.  Our Common Shares will not constitute a USRPI if we are a “domestically controlled REIT.”  A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT.  We can provide no assurance that we are or will remain a domestically controlled REIT.  If we are not a domestically controlled REIT, a non-U.S. Holder’s portion of the 2014 Special Distribution in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares will not be subject to United States federal income taxation as a sale of a United States real property interest if that class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market like the NYSE, and the non-U.S. Holder has at all times during the preceding five years owned 5% or less by value of that class of stock; although not completely clear, the better view is that our pre-REIT ownership history is included in applying this 5% threshold test.  If distributions in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares are subject to United States federal income taxation, the non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. Holder might owe branch profits tax under Section 884 of the Internal Revenue Code of 1986, as amended.

Foreign account withholding at a rate of 30% may apply to a non-U.S. Holder that holds our Common Shares through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements.  Non-U.S. Holders are encouraged to consult with their tax advisor regarding foreign account tax compliance.

WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE 2014 SPECIAL DISTRIBUTION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed stockholder vote approving the merger of the Company with and into Iron Mountain REIT, Inc. (“Iron Mountain REIT”), with Iron Mountain REIT succeeding to and continuing to operate the existing business of the Company (the “Merger”).  Iron Mountain REIT has filed with the SEC a Registration Statement on Form S-4, which Registration Statement will include a definitive proxy statement of the Company and prospectus of Iron Mountain REIT (when available). BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER.  The definitive proxy statement/prospectus (when available) will be mailed to stockholders of the Company. Stockholders will be able to obtain, without charge, a copy of the definitive proxy statement/prospectus (when available) and other documents that the Company and Iron Mountain REIT file with the SEC from the SEC’s website at www.sec.gov.  The definitive proxy statement/prospectus (when available) and other relevant documents will also be available, without charge, by directing a request by mail or telephone to Iron Mountain, Attn: Investor Relations, One Federal Street, Boston, Massachusetts 02110, or from our website, www.ironmountain.com.

The Company, Iron Mountain REIT, their respective directors and executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the special meeting of stockholders in the second half of 2014 at which the Company’s stockholders will have the opportunity to vote on the proposed Merger. Additional information regarding the interests of such potential participants will be included or incorporated by reference in the definitive proxy statement/prospectus (when available).